Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-231751

Pricing Supplement dated June 28, 2019 to the
Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019 and
Prospectus Dated June 18, 2019

The Toronto-Dominion Bank

$44,000 iShares® MSCI Emerging Markets ETF-Linked Capped Leveraged Buffered Notes due June 30, 2021
$24,000 iShares® MSCI EAFE ETF-Linked Capped Leveraged Buffered Notes due June 30, 2021

The Toronto-Dominion Bank ("TD" or “we”) has offered two separate offerings of Capped Leveraged Buffered Notes (the “Notes”), each linked to the performance of an exchange-traded fund (each, a “Reference Asset”) described below.
The Notes provide leveraged participation in the positive return of the Reference Asset if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the applicable Maximum Redemption Amount. Investors will receive their Principal Amount at maturity if the Final Level is below the Initial Level by up to the Buffer Percentage. If the Final Level is below the Initial Level by more than the Buffer Percentage, investors will lose 1% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of more than the Buffer Percentage, and may lose some or almost all of their investment in the Notes. Any payments on the Notes are subject to our credit risk.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Notes do not guarantee the return of the Principal Amount and investors may lose some or almost all of their investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-ES-ETF-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on July 5, 2019, against payment in immediately available funds.
This pricing supplement relates to two separate Notes offerings. Each offering of the Notes is linked to its own Reference Asset and has its own Initial Level, Leverage Factor, Buffer Percentage, Buffer Level, Cap Level and Maximum Redemption Amount. The performance of each offering of the Notes will not depend on the performance of any other Note offering.
Reference Asset	Bloomberg Ticker	Initial Level	Leverage Factor	Buffer Percentage	Buffer Level	Cap Level/ Maximum Redemption Amount	CUSIP/ISIN
iShares® MSCI Emerging Markets ETF (“EEM”, such Notes the “EEM Notes”)	EEM	$42.91	200%	10%	$38.619, which is 90% of the Initial Level	112.30% / $1,246.00	89114QW61 / US89114QW615
iShares® MSCI EAFE ETF (“EFA”, such Notes the “EFA Notes”)	EFA	$65.73	200%	10%	$59.157, which is 90% of the Initial Level	110.40% / $1,208.00	89114QW79 / US89114QW797

Notes Offering	Public Offering Price(1)		Underwriting Discount(1)(2)		Proceeds to TD(2)
	Total	Per Note	Total	Per Note	Total	Per Note
EEM Notes	$44,000.00	$1,000.00	$220.00	$5.00	$43,780.00	$995.00
EFA Notes	$24,000.00	$1,000.00	$120.00	$5.00	$23,880.00	$995.00

The estimated value of the Notes at the time the terms of your Notes were set on the Pricing Date, based on our internal pricing models, was (i) $991.00 for the EEM Notes and (ii) $990.00 for the EFA Notes, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-33 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The public offering price, underwriting discount and proceeds to TD listed above for each Note offering relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.
2 TD Securities (USA) LLC (“TDS”) has agreed to purchase the Notes from TD at the public offering price less an underwriting discount of $5.00 (0.50%) per Note and will use all of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD has agreed to reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD has agreed to pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	P-1

Capped Leveraged Buffered Notes Due June 30, 2021

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.
This pricing supplement relates to two separate Notes offerings. Each offering of the Notes is linked to its own Reference Asset and has its own Initial Level, Leverage Factor, Buffer Percentage, Buffer Level, Cap Level and Maximum Redemption Amount. The performance of each Note offering will not depend on the performance of any other Note offering.
Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Capped Leveraged Buffered Notes
Term:	Approximately 2 years
Reference Asset & CUSIP/ISIN:	Shares of an Exchange-traded Fund (an “ETF”), as indicated on the cover hereof.
Target Index:	With respect to the EEM Notes and EEM, the MSCI® Emerging Markets IndexSM. With respect to EFA Notes and EFA, the MSCI® EAFE IndexSM.
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	June 28, 2019
Issue Date:
July 5, 2019, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation Date:
June 28, 2021, subject to postponement for market and other disruptions under “Market Disruption Events” herein.

If the Valuation Date is not a Trading Day, the Valuation Date will be the next following Trading Day. A disruption event or other postponement for a particular Note offering will not be a disruption event for any other Note offering.

Maturity Date:
June 30, 2021, or if such day is not a Business Day, the Maturity Date will be the next following Business Day. If the Valuation Date is postponed for a particular offering, the Maturity Date for such offering will also be postponed to maintain the same number of Business Days between such dates as existed prior to the postponement(s).

A disruption event or other postponement for a particular Note offering will not be a disruption event for any other Note offering.

TD SECURITIES (USA) LLC	P-2

Payment at Maturity:
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Notes equal to the lesser of :
(i)            Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
(ii)           The Maximum Redemption Amount
If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between 0% and -10%), then the investor will receive only $1,000 per $1,000 Principal Amount of the Notes.
If, on the Valuation Date, the Percentage Change is negative by more than the Buffer Percentage (that is, the Percentage Change is between -10% and -100%), then the investor will receive less than $1,000 per $1,000 Principal Amount of the Notes, calculated using the following formula:
Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]
If the Final Level is less than Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose a substantial portion of their investment.
All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward, as appropriate, to the nearest cent.

Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level, Leverage Factor, Buffer Percentage and Buffer Level:	Notes Offering	Initial Level(1)(2)	Buffer Percentage	Buffer Level(2)	Leverage Factor
	EEM Notes	$42.91	10%	$38.619, which is 90% of the Initial Level	200%
	EFA Notes	$65.73	10%	$59.157, which is 90% of the Initial Level	200%

(1) The Initial Level is the Closing Level of the Reference Asset on the Pricing Date.
(2) The Initial Level and the Buffer Level are subject to adjustment as described under “Anti-Dilution Adjustments” herein.

Final Level:	The Closing Level of the Reference Asset on the Valuation Date.
Closing Level of the Reference Asset:
The closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for the Reference Asset on a per-share or other unit basis, on any Trading Day for the Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.

Monitoring Period:	Valuation Date Monitoring
Cap Price & Maximum Redemption Amount:	Notes Offering	Cap Level(1)	Maximum Redemption Amount (per Security)(1)
	EEM Notes	$48.18793, which is 112.30% of the Initial Level	$1,246.00
	EFA Notes	$72.56592, which is 110.40% of the Initial Level	$1,208.00
(1) The Cap Level is subject to adjustment as described under “Anti-Dilution Adjustments” herein.
Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

TD SECURITIES (USA) LLC	P-3

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as prepaid derivative contracts with respect to the Reference Asset. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, as a “constructive ownership transaction” under Section 1260 of the Code or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further under “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1, relating to our Senior Debt Securities, Series E, of which each of the Note offerings are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of two separate Note offerings and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

■	Product Prospectus Supplement MLN-ES-ETF-1 dated June 19, 2019: http://www.sec.gov/Archives/edgar/data/947263/000114036119011260/form424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of each offering of the Notes, unless otherwise specified. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Principal at Risk.
Investors in the Notes could lose some or almost all of their Principal Amount if there is a decline in the level of the Reference Asset. Specifically, you will lose 1% of the Principal Amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than the Buffer Percentage and you could lose almost all of your investment.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.
Your Return Will Be Limited By The Maximum Redemption Amount And May Be Less Than The Return On A Hypothetical Direct Investment In The Reference Asset.
The opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes will be limited because the Payment at Maturity will not exceed the applicable Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Level of the Reference Asset exceeding the Cap Level, regardless of how much the Reference Asset appreciates. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a note directly linked to the performance of the Reference Asset or made a hypothetical investment in the Reference Asset, or the stocks comprising the Reference Asset (the “Reference Asset Constituents”).
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Agent Discount, if any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the level of the Reference Asset, and as a result, you may suffer substantial losses.
If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset increases above the Initial Level during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

TD SECURITIES (USA) LLC	P-6

The Payment at Maturity Is Not Linked to the Closing Level of the Reference Asset at Any Time Other than the Valuation Date.
The Final Level will be based on the closing level of the Reference Asset on the Valuation Date, as may be adjusted as described herein. Therefore, if the closing level of the Reference Asset dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the closing level of the Reference Asset prior to such drop. Although the actual closing level of the Reference Asset on the Maturity Date or at other times during the life of your Notes may be higher than its closing level on the Valuation Date, you will not benefit from the closing level of the Reference Asset at any time other than the Valuation Date.
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate principal amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.
If You Purchase Your Notes at a Premium to Principal Amount, the Return on Your Investment Will Be Less Than the Return on Notes Purchased at Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected.
The Payment at Maturity will not be adjusted based on the public offering price you pay for the Notes. If you purchase Notes at a price that differs from the Principal Amount of the Notes, then the return on your investment in such Notes held to the Maturity Date will differ from, and may be substantially less than, the return on Notes purchased at principal amount. If you purchase your Notes at a premium to Principal Amount and hold them to the Maturity Date, the return on your investment in the Notes will be less than it would have been had you purchased the Notes at Principal Amount or a discount to Principal Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your Notes relative to Principal Amount. For example, if you purchase your Notes at a premium to Principal Amount, the Cap Level will only permit a lower positive return on your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount. Similarly, the Buffer Level, while still providing some protection for the return on the Notes, will allow a greater percentage decrease in your investment in the Notes than would have been the case for Notes purchased at Principal Amount or a discount to Principal Amount.
Estimated Value
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-7

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not  a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which The Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the level of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Reference Asset;
•	the dividend rates, if applicable, of the Reference Asset Constituents ;
•	economic, financial, regulatory and political, military or other events that may affect the prices of any of the Reference Asset Constituents and thus the level of the Reference Asset;
•	the correlation among the Reference Asset Constituents;
•	interest rate and yield rates in the market;
•	the time remaining until maturity;
•	any fluctuations in the exchange rate between currencies in which the Reference Asset Constituents are quoted and traded and the U.S. dollar; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future levels of the Reference Asset cannot be predicted. The actual change in the level of the Reference Asset over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
We Have No Affiliation with the Investment Adviser or the Target Index Sponsor and Will Not Be Responsible for Any Actions taken by Such Entity.
Neither the Investment Adviser nor the Target Index Sponsor is an affiliate of ours and neither will be involved in the Notes offering in any way. Consequently, we have no control over the actions of such entities, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. Neither the Investment Adviser nor the Target Index Sponsor has any obligation of any sort with respect to the Notes, and thus neither has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Investment Adviser or the Target Index Sponsor.

TD SECURITIES (USA) LLC	P-8

Market Disruption Events and Postponements.
The Valuation Date, and therefore the Maturity Date, are subject to postponement as described in the product prospectus supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Market Disruption Events” herein. A market disruption event for a particular Note offering will not constitute a market disruption event for any other Note offering.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes.
We, the Agent and our respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and our respective affiliates may, at present or in the future, engage in business with one or more issuers of the Reference Asset Constituents (each, a “Reference Asset Constituent Issuer”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset, one or more Reference Asset Constituents or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the level of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of the Notes and the Payment at Maturity.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product prospectus supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Material Canadian Tax Consequences”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
There Are Liquidity, Management and Custody Risks Associated with an ETF.
Although shares of the Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market.
An ETF is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The Reference Asset is also not actively managed and may be affected by a general decline in market segments relating to the Target Index. The Investment Adviser invests in securities included in, or representative of, the Target Index regardless of their investment merits. The Investment Adviser does not attempt to take defensive positions in declining markets.
In addition, the Reference Asset is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

TD SECURITIES (USA) LLC	P-9

Changes that Affect the Target Index of the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.
The Reference Asset seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Target Index, as specified herein under “Information Regarding the Reference Asset”. The policies of the sponsor of the Target Index (the “Target Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the components of the Target Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Target Index and, therefore, could affect the amount payable on the Notes at maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Target Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product prospectus supplement, which you should review.
The Reference Asset and its Target Index Are Different and the Performance of the Reference Asset May Not Correlate With That of its Target Index.
The performance of the applicable Reference Asset may not exactly replicate the performance of its corresponding Target Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and its Target Index or due to other circumstances.
The Level of the Reference Asset May Not Completely Track its Net Asset Value.
The net asset value (the “NAV”) of the Reference Asset may fluctuate with changes in the market value of the Reference Asset Constituents. The market prices of the Reference Asset may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market price of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets.
Because non-U.S. companies or non-U.S. equity securities held by the Reference Asset are publicly traded in the applicable non-U.S. countries and trade in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the non-U.S. securities markets may be more volatile and have less liquidity than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the non-U.S. issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the non-U.S. issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Securities prices outside the U.S. are subject to political, economic, financial, military and social factors that apply in foreign countries. These factors, which could negatively affect non-U.S. securities markets, include the possibility of changes in a non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of fluctuations in the rate of exchange between currencies and the possibility of outbreaks of hostility or political instability or adverse public health developments. Moreover, non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, trade surpluses, capital reinvestment, resources and self-sufficiency.
An Investment in the Notes Is Subject to Exchange Rate Risk.
The level of the Reference Asset will fluctuate based in large part upon their respective net asset values, which will in turn depend in part upon changes in the value of the currencies in which the Reference Asset Constituents are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Reference Asset Constituents are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value and the level of the Reference Asset and the market value of, and amount payable on, the Notes will be adversely affected.
Time Zone Differences Between the Cities Where the Reference Asset and the Reference Asset Constituents Trade May Create Discrepancies in Trading Levels.
As a result of the time zone difference, if applicable, between the cities where the Reference Asset Constituents and where the shares of the Reference Asset trade, there may be discrepancies between the level of the Reference Asset and the Reference Asset Constituents. In addition, there may be periods when the non-U.S. securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the Reference Asset remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the Reference Asset trade are closed.
You Will Have Limited Anti-Dilution Protection with respect to the Reference Asset.
The Calculation Agent will adjust the Initial Level, Cap Level and Buffer Level for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable Reference Asset, but only in the situations we describe herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Those events or other actions by an Investment Adviser or a third party may nevertheless adversely affect the level of the Reference Asset, and adversely affect the value of, and amount payable on, your Notes.

TD SECURITIES (USA) LLC	P-10

You Will Have No Rights to Receive Any Shares of the Reference Asset or any of the Reference Asset Constituents held by the Reference Asset, and You Will Not Be Entitled to Dividends or Other Distributions by any Reference Asset or Reference Asset Constituent.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Reference Asset or any Reference Asset Constituent. Unlike a holder of the share, you will only participate in the appreciation of the Reference Asset up to the Cap Level and the maximum return on your investment is limited. Furthermore, you will not have any voting rights, any rights to receive dividends or other distributions, any rights against an Investment Adviser or Reference Asset Constituent Issuer, or any other rights with respect to the Reference Asset or any Reference Asset Constituent. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or Reference Asset Constituent and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of the Reference Asset or any Reference Asset Constituent.
Risks Related to EEM Notes
An Investment in the Notes Is Subject to Emerging Markets Risk.
The Target Index of the Reference Asset consists of stocks issued by companies in countries with emerging markets. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
The Reference Asset Constituents included in the Reference Asset may be listed on a foreign stock exchange.  A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances.  These actions could limit variations in the Closing Levels of the Reference Asset, which could, in turn, adversely affect the value of, and amount payable on, the Notes.
Risks Related to the EFA Notes
The U.K.'s referendum to leave the European Union may adversely affect the performance of the Reference Assets.
The Target Index of the Reference Asset consists of stocks that have been issued by U.K. and/or European Union member companies. The U.K.'s referendum on June 23, 2016 to leave the European Union, which we refer to as "Brexit," has and may continue to cause disruptions to capital and currency markets worldwide and to the markets tracked by the Reference Asset in particular. The full impact of the Brexit decision, however, remains uncertain. A process of negotiation, which is likely to take a number of years, will determine the future terms of the U.K.'s relationship with the European Union. The performance of the Reference Asset and, therefore the market value of, and amount payable on, the Notes may be negatively affected by interest rate, exchange rate and other market and economic volatility, as well as regulatory and political uncertainty.

TD SECURITIES (USA) LLC	P-11

Market Disruption Events
With respect to a particular Note offering, “Market Disruption Event” means the occurrence of any of the following events, as determined by the Calculation Agent:
A.
the suspension of or material limitation on trading (as discussed below), in each case, for more than two consecutive hours of trading, or during the one‑half hour period preceding the close of trading, of the shares of the Reference Asset (or the successor Reference Asset, as defined below) on the primary exchange where such shares trade (without taking into account any extended or after‑hours trading session);

B.
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one‑half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Reference Asset (or successor Reference Asset);

C.
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of the relevant Target Index (or the successor underlying index, as defined below) trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Target Index or any successor Target Index;

D.
the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the relevant Target Index (or the successor Target Index) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the Target Index or any successor Target Index; or

E.	the determination that the Valuation Date is not a Trading Day by reason of an extraordinary event, occurrence, declaration, or otherwise.
For the purpose of determining whether a Market Disruption Event has occurred with respect to a particular Note offering:
1.
a limitation on the hours in a Trading Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

2.
a decision to permanently discontinue trading in the shares of the Reference Asset (or successor Reference Asset) or the relevant futures or options contracts relating to such shares or the relevant Target Index (or any successor Target Index) will not constitute a Market Disruption Event;

3.
a suspension in trading in a futures or options contract on the shares of the Reference Asset (or successor Reference Asset) or the relevant Target Index (or any successor Target Index) by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Reference Asset;

4.
subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

5.
for the purpose of paragraph (A) above, a “material limitation on trading” will include any limitations on trading during significant market fluctuations under New York Stock Exchange (“NYSE”) Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self‑regulatory organization or the SEC of similar scope, as determined by the Calculation Agent.

For the avoidance of doubt, a market disruption event for a particular Note offering will not constitute a market disruption event for any other Note offering.

TD SECURITIES (USA) LLC	P-12

Anti-Dilution Adjustments
The section “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement is replaced in its entirety with the following:
Anti‑Dilution Adjustments
The Calculation Agent will adjust the Initial Level, Buffer Level and Cap Level of a Reference Asset if any of the dilution events described below occurs with respect to that Reference Asset after the Pricing Date.
The Calculation Agent  will adjust such Initial Level, Buffer Level and Cap Level as described below, but only if an event below under this section occurs with respect to that Reference Asset and only if the relevant event occurs during the period described under the applicable subsection. Such Initial Level, Buffer Level and Cap Level will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Asset.
If more than one anti‑dilution event requiring adjustment occurs with respect to such Initial Level, Buffer Level and Cap Level the Calculation Agent  will adjust that Initial Level, Buffer Level and Cap Level for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted such Initial Level, Buffer Level and Cap Level for the first event, the Calculation Agent  will adjust that Initial Level, Buffer Level and Cap Level for the second event, applying the required adjustment to that Initial Level, Buffer Level and Cap Level as already adjusted for the first event, and so on for each event. If an event requiring an anti‑dilution adjustment occurs, the Calculation Agent  will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your Note, that results solely from that event. The Calculation Agent  may, in its sole discretion, modify the anti‑dilution adjustments as necessary to ensure an equitable result.
Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its share to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If such Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent  will adjust such Initial Level, Buffer Level and Cap Level by dividing the prior Initial Level, Buffer Level and Cap Level — that is, that Initial Level, Buffer Level and Cap Level before the share split or share dividend — by the number equal to: (1) the number of shares of that Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of that Reference Asset outstanding immediately before the share split or share dividend becomes effective. Such Initial Level, Buffer Level and Cap Level will not be adjusted, however, unless:
•
in the case of a share split, the first day on which that Reference Asset trades without the right to receive the share split occurs after the Pricing Date  and on or before the applicable Valuation Date; or

•	in the case of a share dividend, the ex‑dividend date occurs after the Pricing Date and on or before the applicable Valuation Date.
The ex‑dividend date for any dividend or other distribution with respect to that Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.
Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If such Reference Asset is subject to a reverse share split, then the Calculation Agent  will adjust such Initial Level, Buffer Level and Cap Level by multiplying such prior Initial Level, Buffer Level and Cap Level by a number equal to: (1) the number of shares of that Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of that Reference Asset outstanding immediately after the reverse share split becomes effective. That Initial Level, Buffer Level and Cap Level will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the applicable Valuation Date.
Extraordinary Dividends
Any distribution or dividend on such Reference Asset determined by the Calculation Agent  to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The Calculation Agent  will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to such Reference Asset, the Calculation Agent  will adjust that Initial Level, Buffer Level and Cap Level to equal the product of: (1) that prior Initial Level, Buffer Level and Cap Level, times (2) a fraction, the numerator of which is the amount by which the Closing Level of such Reference Asset on the business day before the ex‑dividend date exceeds the extraordinary dividend amount and the denominator of which is the Closing Level of that Reference Asset on the business day before the ex‑dividend date. The Initial Level, Buffer Level and Cap Level will not be adjusted, however, unless the ex‑dividend date occurs after the Pricing Date  and on or before the applicable Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for that Reference Asset equals:

TD SECURITIES (USA) LLC	P-13

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of that Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for that Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non‑cash component will be determined by the Calculation Agent . A distribution on such Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin‑off event and also an extraordinary dividend will result in an adjustment to such Initial Level, Buffer Level and Cap Level only as described under “—Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If such Reference Asset Issuer issues transferable rights or warrants to all holders of that Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than its Closing Level on the Trading Day before the ex-dividend date for such issuance, then the Calculation Agent may adjust the Initial Level, Buffer Level and Cap Level, or alternatively the Final Level, as applicable, of that Reference Asset, or any other terms of the Notes as the Calculation Agent determines appropriate with reference to any adjustment(s) to options contracts on that affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.
Reorganization Events
If the issuer of such Reference Asset undergoes a reorganization event in which property other than that Reference Asset—e.g., cash and securities of another issuer—is distributed in respect of such Reference Asset, then, for purposes of calculating the price of that Reference Asset, the Calculation Agent  will determine the Closing Level of such Reference Asset on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Asset.
If the Calculation Agent  determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the Calculation Agent  will, in its sole discretion, substitute another share for that Reference Asset.
Each of the following is a reorganization event with respect to such Reference Asset:
•	that Reference Asset is reclassified or changed;
•
the issuer of that Reference Asset has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding shares are exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the issuer of that Reference Asset sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the issuer of that Reference Asset effects a spin‑off—that is, issues to all holders of that Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the issuer of that Reference Asset is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all of the outstanding shares of the issuer of that Reference Asset.
Valuation of Distribution Property
If a reorganization event occurs with respect to such Reference Asset, and the Calculation Agent  does not substitute another share for that Reference Asset as described in “—Substitution” below, then the Calculation Agent  will determine the applicable Closing Level on the Valuation Date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Asset, as that Reference Asset existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The Calculation Agent  will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date  and on or before the Valuation Date.
For the purpose of making a determination required by a reorganization event, the Calculation Agent  will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the Calculation Agent  will use the Closing Value for the security on the relevant date. The Calculation Agent  may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of such Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent  in its sole discretion.
If a reorganization event occurs and the Calculation Agent  adjusts the Closing Level of such Reference Asset on the Valuation Date to equal the value of the distribution property distributed in the event, as described above, the Calculation Agent  will make further determinations for later events that affect the distribution property considered in determining the Closing Level. The Calculation Agent  will do so to the same extent that it would make determinations if that Reference Asset were outstanding and were affected by the same kinds of events.

TD SECURITIES (USA) LLC	P-14

For example, if the issuer of such Reference Asset merges into another company and each share of that Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Valuation Date the Closing Level of a share of that Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent  will further determine the common share component of such Closing Level to reflect any later share split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti‑Dilution Adjustments” or as described above in this “—Reorganization Events” section as if the common shares were that Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Level.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of such Reference Asset or in respect of whatever securities whose value determines the Closing Level on the Valuation Date, if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes that Reference Asset in respect of which the distribution is made.
If a reorganization event occurs, the distribution property distributed in the event will be substituted for such Reference Asset as described above. Consequently, in this product prospectus supplement, when we refer to that Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Asset. Similarly, when we refer to the issuer of such Reference Asset, we mean any successor entity in a reorganization event.
Substitution
If the Calculation Agent  determines that a commercially reasonable result is not achieved by valuing distribution property with respect to such Reference Asset upon becoming subject to a reorganization event, then the Calculation Agent  will, in its sole discretion, substitute another share for that Reference Asset. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.
If the Calculation Agent  so determines, it may choose, in its sole discretion, the share of a different company listed on a national securities exchange or quotation system as a substitute for such Reference Asset. For all purposes, the substitute share will be deemed to be a share for purposes hereof.
The Calculation Agent  will determine, in its sole discretion, the Initial Level, Buffer Level and Cap Level and/or the manner of valuation of the substitute share. The Calculation Agent  will have the right to make such adjustments to the calculation of the individual share performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.
Other Events and Adjustments
The Calculation Agent  may make such adjustments to the terms of the Notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result.

TD SECURITIES (USA) LLC	P-15

Hypothetical Returns
The examples and graph set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples reflect the Buffer Percentage of 10% (the Buffer Level is 90% of the Initial Level), the Leverage Factor of 200%, a hypothetical Cap Level equal to 110.00% of the Initial Level, a hypothetical Maximum Redemption Amount of $1,200.00, that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no market disruption event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.
Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 2.00% x 200.00%) or (ii) Maximum Redemption Amount
= the lesser of (i) $1,000.00 + ($1,000.00 x 2.00% x 200.00%) = $1,000.00 + $40.00 = $1,040.00 or (ii) $1,200.00.
= $1,040.00

	On a $1,000.00 investment, a 2.00% Percentage Change results in a Payment at Maturity of $1,040.00, a 4.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	25.00%
	Payment at Maturity:
The lesser of (i) $1,000.00 + ($1,000.00 x 25.00% x 200.00%) or (ii) Maximum Redemption Amount
= the lesser of (i) $1,000.00 + ($1,000.00 x 25.00% x 200.00) = $1,000.00 + $500.00 = $1,500.00 or (ii) $1,200.00.
= $1,200.00

	On a $1,000.00 investment, a 25.00% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount of $1,200.00, a 20.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-8.00%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the hypothetical Buffer Percentage, then the Payment at Maturity will equal the Principal Amount.
	On a $1,000.00 investment, a -8.00% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the hypothetical Buffer Percentage).
	Percentage Change:	-35.00%
	Payment at Maturity:	$1,000.00 + [$1,000.00 x (-35.00% + 10.00%)] = $1,000.00 - $250.00 = $750.00
	On a $1,000.00 investment, a -35.00% Percentage Change results in a Payment at Maturity of $750.00, a -25.00% return on the Notes.
TD SECURITIES (USA) LLC	P-16

The following table shows the return profile for the Notes at the Maturity Date, assuming that the investor purchased the Notes on the Issue Date at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor the Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes (%)
50.00%	$1,200.00	20.00%
40.00%	$1,200.00	20.00%
30.00%	$1,200.00	20.00%
20.00%	$1,200.00	20.00%
15.00%	$1,200.00	20.00%
10.00%	$1,200.00	20.00%
5.00%	$1,100.00	10.00%
3.00%	$1,060.00	6.00%
2.00%	$1,040.00	4.00%
1.00%	$1,020.00	2.00%
0.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-7.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$900.00	-10.00%
-30.00%	$800.00	-20.00%
-40.00%	$700.00	-30.00%
-50.00%	$600.00	-40.00%
-75.00%	$350.00	-65.00%
-100.00%	$100.00	-90.00%

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Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, methods of calculation, and changes in any Reference Asset components, have been derived from publicly available sources.  The information reflects the policies of, and is subject to change by the applicable Investment Adviser. Each Investment Adviser, which owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document.
The graph below shows the daily historical Closing Levels of the Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
Each Reference Asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered under the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
We obtained the information regarding each Investment Adviser from publicly available information, including, without limitation, its filings with the SEC, but we have not independently verified the accuracy or completeness of any such information or conduced any independent review or due diligence. You are urged to conduct your own investigation into each Reference Asset and Investment Adviser.
Information About the EEM Notes and EFA Notes
The Index Sponsor of the Target Index of both the EEM Notes and the EFA Notes is MSCI Inc. (“MSCI”). MSCI calculates, publishes and disseminates levels of the Target Index daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg and Reuters Limited. The Target Index is an MSCI Global Investable Market Index, which is a family of within the MSCI International Equity Indices discussed below under “The MSCI International Equity Indices.”
The return on your Notes is linked to the performance of the Reference Asset, and not to the performance of the Target Index.
We have derived all information contained in this pricing supplement regarding the Target Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg. The information reflects the policies of, and is subject to change by the MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Target Index.
Construction of the Target Index
MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard. The Target Index construction methodology differs in some cases depending on whether the relevant market is considered a developed market or an emerging market. All of the MSCI Indices are standard indices, meaning that only securities that would qualify for inclusion in a large cap index or a mid-cap index will be included as described below.
Defining the Equity Universe
Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI Global Index series, which will be classified as either “developed markets” or “emerging markets”. All listed equity securities, including real estate investment trusts and certain income trusts in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies and business trusts, which are listed in the U.S. and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives and most investment trusts are not eligible for inclusion in the equity universe. Preferred shares that exhibit characteristics of equity securities are eligible.
Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.
Determining the Market Investable Equity Universes
A market investable equity universe for a market is derived by (i) identifying eligible listings for each security in the equity universe; and (ii) applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country. The global investable equity universe is the aggregation of all market investable equity universes.
(i)
Identifying Eligible Listings: A security may have a listing in the country where it is classified (a “local listing”) and/or in a different country (a “foreign listing”). A security may be represented by either a local listing or a foreign listing (including a depositary receipt) in the global investable equity universe. A security may be represented by a foreign listing only if the security is classified in a country that meets the foreign listing materiality requirement (as described below), and the security’s foreign listing is traded on an eligible stock exchange of a developed market country if the security is classified in a developed market country or, if the security is classified in an emerging market country, an eligible stock exchange of a developed market country or an emerging market country.

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In order for a country to meet the foreign listing materiality requirement, the following is determined: all securities represented by a foreign listing that would be included in the country’s MSCI Country Investable Market Index if foreign listings were eligible from that country. The aggregate free-float adjusted market capitalization for all such securities should represent at least (i) 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index and (ii) 0.05% of the free-float adjusted market capitalization of the MSCI ACWI Investable Market Index. If a country does not meet the foreign listing materiality requirement, then securities in that country may not be represented by a foreign listing in the global investable equity universe.
(ii)	Applying Investability Screens: The investability screens used to determine the investable equity universe in each market are:
Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:
•
First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•
Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, by adding each company’s free float-adjusted market capitalization in descending order, the full market capitalization of the company that reaches the 99% threshold defines the equity universe minimum size requirement.

•
The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of November 2018, the equity universe minimum size requirement was set at U.S. $276 million. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, as described below.
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.
Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have at least one eligible listing that has adequate liquidity as measured by its 12-month and 3-month annualized traded value ratio (“ATVR”) and 3-month frequency of trading. The ATVR attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. A minimum liquidity level of 20% of the 3-month ATVR and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of a developed market. A minimum liquidity level of 15% of the 3-month ATVR and 80% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 15% of the 12-month ATVR, are required for inclusion of a security in a market investable equity universe of an emerging market.
Only one listing per security may be included in the market investable equity universe. In instances where a security has two or more eligible listings that meet the above liquidity requirements, then the following priority rules are used to determine which listing will be used for potential inclusion of the security in the market investable equity universe:
(1)	Local listing (if the security has two or more local listings, then the listing with the highest 3-month ATVR will be used)
(2)
Foreign listing in the same geographical region (MSCI classifies markets into three main geographical regions: EMEA, Asia Pacific and Americas. If the security has two or more listings in the same geographical region, then the listing with the highest 3-month ATVR will be used).

(3)	Foreign listing in a different geographical region (if the security has two or more listings in a different geographical region, then the listing with the highest 3-month ATVR will be used).
Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not a constituent of a MSCI Global Investable Markets Index that is trading at a stock price above U.S. $10,000 will fail the liquidity screening and will not be included in any market investable equity universe.
Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public

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offerings are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index, such as the Target Index, outside of a quarterly or semi-annual index review.
Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.
Defining Market Capitalization Size Segments for Each Market
Once a market investable equity universe is defined, it is segmented into the following size-based indices:
•	Investable Market Index (Large Cap + Mid Cap + Small Cap)
•	Standard Index (Large Cap + Mid Cap)
•	Large Cap Index
•	Mid Cap Index
•	Small Cap Index
Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the market size−segment cutoffs and associated segment number of companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For emerging market indices, the market coverage for a standard index is 42.5%. As of March 2018, the global minimum size range for an emerging market standard index is a full market capitalization of USD 3.19 billion to USD 7.33 billion.
Index Continuity Rules for Standard Indices
In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a developed market standard index and a minimum number of three constituents will be maintained for an emerging market standard index, and involves the following steps:
•
If after the application of the index construction methodology, a developed market standard index contains fewer than five securities or an emerging market standard index contains fewer than three securities, then the largest securities by free float-adjusted market capitalization are added to the Target Index in order to reach the minimum number of required constituents.

•
At subsequent Target Index reviews, if the minimum number of securities described above is not met, then after the market investable equity universe is identified, the securities are ranked by free float-adjusted market capitalization, however, in order to increase stability the free float-adjusted market capitalization of the existing index constituents (prior to review) is multiplied by 1.50, and securities are added until the desired minimum number of securities is reached.

Creating Style Indices within Each Size Segment
All securities in the investable equity universe are classified into value or growth segments. The classification of a security into the value or growth segment is used by MSCI to construct additional indices.

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Classifying Securities under the Global Industry Classification Standard
All securities in the global investable equity universe are assigned to the industry that best describes their business activities. The GICS classification of each security is used by MSCI to construct additional indices.
As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector)), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The Global Industry Classification Sector structure changes are effective for the MSCI Emerging Markets Index in connection with the November 2018 semi-annual index review.
Calculation Methodology for the Target Index
The Target Index is a net daily total return index. A daily total return index measures the market performance, including price performance and income from regular cash distributions, while a net daily total return index measures the price performance and income from dividends, net of certain withholding taxes. MSCI calculates withholding taxes using the highest applicable withholding tax rate applicable to institutional investors. This net income is reinvested in the Target Index and thus makes up part of the total index performance. MSCI’s net daily total return methodology reinvests net cash dividends in indices the day the security is quoted ex-dividend, or on the ex-date (converted to U.S. dollars, as applicable). Certain dividends, including special/extraordinary dividends and commemorative dividends, are reinvested in the indices if, a day prior to the ex-date, the dividend impact on price is less than 5%. If the impact is 5% or more, the dividend will be reflected in the indices through a price adjustment. A specific price adjustment is always applied for stock dividends that are issued at no cost to the shareholders, an extraordinary capital repayment or a dividend paid in the shares of another company. Cash payments related to corporate events, such as mergers and acquisitions, are considered on a case-by-case basis.
Notwithstanding the Reference Asset’s investment objective, the return on your Notes will not reflect any dividends paid on the Reference Asset shares, on the Reference Asset Constituents or on the securities that comprise the Target Index.
Maintenance of the Target Index
In order to maintain the representativeness of the Target Index, structural changes may be made by adding or deleting component securities. Currently, such changes in the Target Index may generally only be made on four dates throughout the year: after the close of the last business day of each February, May, August and November.
Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, continuous investability of constituents and replicability of the index and on index stability and minimizing turnover.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event related changes, such as mergers and acquisitions, which are generally implemented in the country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of semi-annual index reviews that systematically re-assess the various dimensions of the equity universe.
Ongoing event-related changes to the Target Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, stock bonus issues, public placements and other similar corporate actions that take place on a continuing basis. MSCI will remove from the Target Index as soon as practicable securities of companies that file for bankruptcy or other protection from their creditors, that are suspended and for which a return to normal business activity and trading is unlikely in the near future; or that fail stock exchange listing requirements with a delisting announcement. Securities may also be considered for early deletion in other significant cases, such as decreases in free float and foreign ownership limits, or when a constituent company acquires or merges with a non-constituent company or spins-off another company. In practice, when a constituent company is involved in a corporate event which results in a significant decrease in the company’s free float adjusted market capitalization or the company decreases its foreign inclusion factor to below 0.15, the securities of that constituent company are considered for early deletion from the indices simultaneously with the event unless, in either case, it is a standard index constituent with a minimum free float-adjusted market capitalization is not at least two-thirds of one-half of the standard index interim size segment cut-off. Share conversions may also give rise to an early deletion. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

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MSCI’s quarterly index review process is designed to ensure that the country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in each index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a country index (or a security being removed from one country listing and represented by a different country listing) and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: block sales, block buys, secondary offerings and transactions made by way of immediate book-building that did not meet the requirements for implementation at the time of such event; corporate events that should have been implemented at the time of such event but could not be reflected immediately due to lack of publicly available details at the time of the event; exercise of IPO over-allotment options which result in an increase in free float; increases in foreign ownership limits; decreases in foreign ownership limits which did not require foreign investors to immediately sell shares in the market; re-estimates of free float figures resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents; and acquisition by shares of non-listed companies or assets. However, no changes in foreign inclusion factors are implemented for any of the above events if the change in free float estimate is less than 1%, except in cases of correction. Small changes in the number of shares resulting from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, conversion of a non-index constituent share class or an unlisted line of shares which has an impact on index constituents, periodic conversion of a share class into another share class, exercise of over-allotment options, exercise of share buybacks, or the cancellation of shares, are generally updated at the quarterly index review rather than at the time of the event. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August. MSCI has noted that consistency is a factor in maintaining each component country index.
MSCI’s semi-annual index review is designed to systematically reassess the component securities of the Target Index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the Target Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the Target Index. The following Target Index maintenance activities, among others, are undertaken during each semi-annual index review: the list of countries in which securities may be represented by foreign listings is reviewed; the component securities are updated by identifying new equity securities that were not part of the Target Index at the time of the previous quarterly index review; the minimum size requirement for the Target Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the Target Index may be removed (or, with respect to any such security that has other listings, a determination is made as to whether any such listing can be used to represent the security in the market investable universe); and changes in “foreign inclusion factors” are implemented (provided the change in free float is greater than 1%, except in cases of correction). During a semi-annual index review, component securities may be added or deleted from a country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. Foreign listings may become eligible to represent securities only from the countries that met the foreign listing materiality requirement during the previous semi-annual index review (this requirement is applied only to countries that do not yet include foreign listed securities). Once a country meets the foreign listing materiality requirement at a given semi-annual index review, foreign listings will remain eligible for such country even if the foreign listing materiality requirements are not met in the future.
The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.
Target Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
“iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The Target Index is not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the Target Index or any member of the public regarding the advisability of investing in the Target Index. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the Target Index.
Representative Sampling
The Reference Asset uses a representative sampling strategy to attempt to track the performance of the Target Index. For the Reference Asset, this strategy involves investing in a representative sample of securities that collectively have an investment profile similar to that of the Target Index. The securities selected are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Target Index.
The Reference Asset generally invests at least 90% of its assets in the securities of the Target Index and in depositary receipts representing securities of the Target Index. The Reference Asset may invest the remainder of its assets in securities not included in the Target Index, but which BFA believes will help the Reference Asset track the Target Index. The Reference Asset may also invest its other assets in futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA. Also, the Reference Asset may lend securities representing up to one-third of the value of the Reference Asset’s total assets (including the value of the collateral received). The Reference Asset invests all of its assets that are invested in India in a wholly owned subsidiary located in the Republic of Mauritius. BFA also serves as the investment adviser of the subsidiary.

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Tracking Error
The performance of the Reference Asset and the Target Index may vary due to a variety of factors, including differences between the Reference Asset’s assets and the Target Index, pricing differences (including differences between a security’s price at the local market close and the Reference Asset’s valuation of a security at the time of calculation of the Reference Asset’s NAV per share), differences in transaction costs, the Reference Asset’s holding of uninvested cash, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the Target Index or the costs to the Reference Asset of complying with various new or existing regulatory requirements. Tracking error may also result because the Reference Asset incurs fees and expenses, while the Target Index does not. BFA expects that, over time, the Reference Asset’s performance difference will not exceed 5%. The Reference Asset’s use of a representative sampling strategy can be expected to produce a greater tracking error over a period of time than would result if the Reference Asset used an indexing strategy in which an exchange-traded fund invests in substantially all of the securities in the Target Index in approximately the same proportions as in the Target Index.
Industry Concentration Policy
The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Target Index is concentrated in that industry or group of industries.
Continuous Listing Standards
Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EEM Fund’s and EFA Fund’s primary exchange, which went into effect on January 1, 2018, each Fund is required to confirm on an ongoing basis that the components of its Target Index satisfies the Exchange’s listing requirements. In the event that its Target Index does not comply with the Exchange’s listing requirements, the EEM Fund or EFA Fund, as applicable, is required to rectify such non-compliance by requesting that MSCI modify its Target Index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EEM Fund or the EFA Fund being delisted by the Exchange.

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EEM Notes
iShares® MSCI Emerging Markets ETF
The shares of the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) are issued by iShares, Inc. (the “Company”). The Company was organized as a Maryland corporation on September 1, 1994 and is authorized to have multiple series or portfolios, of which the EEM Fund is one. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (the “Investment Adviser”), the investment adviser of the EEM Fund. On July 1, 2013, the iShares® MSCI Emerging Markets Index Fund changed its name to the iShares® MSCI Emerging Markets ETF.
•	The EEM Fund is a tracking ETF that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the Target Index.
•	The index it tracks is the USD net total return version of the Target Index (ticker NDUEEGF).
•	Investment Adviser: BlackRock Fund Advisors (“BFA”).
•	The EEM Fund’s shares trade on the NYSE Arca under the ticker symbol “EEM”.
•	The company’s SEC CIK Number is 0000930667.
•	The EEM Fund’s inception date was April 7, 2003.
•	The EEM Fund’s shares are issued or redeemed only in creation units of 450,000 shares or multiples thereof.

We obtained the following fee information from the iShares® website without independent verification. The Investment Adviser is entitled to receive a management fee from the EEM Fund based on the EEM Fund’s allocable portion of an aggregate management fee based on the aggregate average daily net assets of the EEM Fund and a set of other specified iShares® funds (the “funds”) as follows: 0.75% per annum of the aggregate net assets of the funds less than or equal to U.S. $14.0 billion, plus 0.68% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $14.0 billion up to and including U.S. $28.0 billion, plus 0.61% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $28.0 billion up to and including U.S. $42.0 billion, plus 0.54% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $42.0 billion up to and including U.S. $56.0 billion, plus 0.47% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $56.0 billion up to and including U.S. $70.0 billion, plus 0.41% per annum of the aggregate net assets of the funds on amounts in excess of U.S. $70.0 billion up to and including U.S. $84.0 billion, plus 0.35% per annum of the aggregate net assets of the funds in excess of U.S. $84.0 billion. As of December 31, 2018, the aggregate expense ratio of the EEM Fund was 0.67% per annum.
The investment advisory agreement of the EEM Fund provides that BFA will pay all operating expenses of the EEM Fund, except interest expenses, taxes, brokerage expenses, future distribution fees or expenses, and extraordinary expenses. The EEM Fund may also pay “Acquired Fund Fees and Expenses”.  Acquired Fund Fees and Expenses reflect the EEM Fund’s pro rata share of the fees and expenses incurred by investing in other investment companies.
For additional information regarding the company or the Investment Adviser, please consult the reports (including the most recent Annual Report to Shareholders on Form N-CSR) and other information the Company files with the SEC. In addition, information regarding the EEM Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents and the iShares® website.
The Target Index
The Target Index is a free float-adjusted market capitalization index and is one of the MSCI Global Investable Market Indices (the “MSCI Indices”), the methodology of which is described below. The Target Index is considered a “standard” index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant emerging markets. Additional information about the MSCI Indices is available on the following website: msci.com/index-methodology. Daily closing price information for the Target Index is available on the following website: mscibarra.com/products/indices/international_equity_indices/performance.html. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement or any document incorporated herein by reference.
The Target Index is intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the date of this prospectus supplement, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The constituent stocks of the Target Index are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. The Target Index is calculated in U.S. dollars on a total return net basis. The Target Index was launched on December 31, 1987 at an initial value of 100.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the Target Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the Target Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the Target Index.
As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the Target Index. In connection with the May 2019 semi-annual index review, MSCI increased the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the Target Index from 5% to 10% and added large cap ChiNext shares at 10% of their foreign inclusion factor-adjusted market capitalization. The second step will coincide with the August 2019 quarterly index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. The third step will coincide with the November 2019 semi-annual index review, when MSCI will increase the foreign inclusion factor-adjusted market capitalization of all large

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cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the Target Index at 20% of their foreign inclusion factor-adjusted market capitalization. Upon completion of this three-step implementation, large- and mid- cap China A shares, including ChiNext shares, on a pro forma basis in the Target Index will represent a weight of 3.3% in the pro forma Target Index.
Additionally, coinciding with the May 2019 semi-annual index review, MSCI began a two-step process to add certain securities from the MSCI Saudi Arabia Index to the Target Index. MSCI announced it added 30 Saudi Arabian securities at half of their foreign inclusion factor-adjusted market capitalization, representing an aggregate weight, on a pro forma basis, of 1.42% in the pro forma Target Index. The second inclusion step is expected to take place as part of the August 2019 quarterly index review.
Finally, as part of the May 2019 semi-annual index review, MSCI reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and eight Argentinian securities from the MSCI Argentina Index were added to the Target Index at an aggregate weight, on a pro forma basis, of 0.26% in the pro forma Target Index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.
Investment Objective
The EEM Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EEM Fund’s investment objective may be changed without shareholder approval.
Below are the top holdings and weightings by country and industry sector of the EEM Fund. (Sector designations are determined by the Investment Adviser using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information below from the EEM Fund website without independent verification.
Notwithstanding the EEM Fund’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM Fund shares, on the securities purchased by the EEM Fund or on the securities that comprise the Target Index.
As of March 31, 2019, the top 10 Constituent Issuer holdings (by percentage) of the EEM Fund are Tencent Holdings Ltd. (4.94%), Alibaba Group Holding Ltd ADR (4.44%), Taiwan Semiconductor Manufacturing Co Ltd (3.69%), Samsung Electronics Co., Ltd (3.52%), Naspers Limited N Ltd (1.90%), China Construction Bank Corporation (Hong Kong) (1.55%), China Mobile Ltd. (1.18%), Ping An Insurance Group Co of China Ltd (1.08%), Reliance Industries Limited (1.06%) and Industrial and Commercial Bank of China (0.95%).
As of March 31, 2019, the EEM Fund’s holding weightings by country (by percentage) are China (32.85%), Korea (South) (12.97%), Taiwan (11.31%), India (9.13%), Brazil (7.19%), South Africa (5.87%), Russian Federation (3.75%), Mexico (2.64%), Thailand (2.33%), Malaysia (2.19%) and Other (9.78%). The weighting percentages may not sum to 100% due to rounding.
As of March 31, 2019, the EEM Fund’s holding weightings (by percentage) by sector are Financials (24.06%), Information Technology (14.52%), Consumer Discretionary (13.36%), Communication (12.24%), Energy (8.06%), Materials (7.33%), Consumer Staples (6.39%), Industrials (5.35%), Real Estate (3.14%), Health Care (2.64%), Utilities (2.51%) and Other (0.40%). The weighting percentages may not sum to 100% due to rounding.
Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.
Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM”.

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Historical Performance of the iShares® MSCI Emerging Markets ETF
The graph below illustrates the performance of the Reference Asset from June 28, 2009 through June 28, 2019. The dotted line represents the Buffer Level of $38.619, which is equal to 90% of the Initial Level. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EFA Notes
iShares® MSCI EAFE ETF
We have derived all information contained herein regarding the iShares® MSCI EAFE ETF (the “EFA Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (the “Investment Adviser”), the investment adviser of the EFA Fund. We have not undertaken an independent review or due diligence of any publicly available information regarding the EFA Fund or the Target Index.
The EFA Fund
The EFA Fund is one of the separate investment portfolios that constitute iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Target Index. The EFA Fund will generally invest at least 90% of its assets in the securities of the Target Index and depositary receipts representing the securities of the Target Index. The EFA Fund also may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by the Investment Adviser or its affiliates, as well as in securities not included in the Target Index, but which the Investment Adviser believes will help the EFA Fund track the Target Index.
The Investment Adviser uses a representative sampling strategy to manage the EFA Fund. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in an applicable target index that collectively has an investment profile similar to such target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Target Index. The EFA Fund may or may not hold all of the securities that are included in the Target Index.
The Target Index
The MXEA is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial level of 100.  The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The MXEA currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.
The Target Index was developed by the MSCI and is calculated, maintained and published by the MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the Target Index at any time. The Target Index has been developed by the MSCI as an equity benchmark for its international stock performance.
Investment Objective
The EFA Fund seeks to track the investment results, before fees and expenses, of the Target Index. The EFA Fund’s investment objective may be changed without shareholder approval.
Below are the top holdings and weightings by country and industry sector of the EFA Fund. (Sector designations are determined by the Investment Adviser using criteria it has selected or developed. ETF advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs or indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices or ETFs.) We obtained the information below from the EFA Fund website without independent verification.
Notwithstanding the EFA Fund’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM Fund shares, on the securities purchased by the EFA Fund or on the securities that comprise the Target Index.
As of March 31, 2019, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.31% of the EFA Fund’s average daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.
As of March 31, 2019, the top 10 Constituent Issuer holdings (by percentage) of the EFA Fund are Nestle SA (2.12%), Novartis AG (1.51%), Roche Holding AG (1.40%), HSBC Holdings PLC (1.18%), BP PLC (1.06%), Royal Dutch Shell PLC (1.03%), Total SA (0.97%), Toyota Motor Corporation (0.97%), AIA Group LTD (0.87%) and class b ordinary shares of Royal Dutch Shell PLC (0.86%).
As of March 31, 2019, the EFA Fund’s holding weightings by country (by percentage) are Japan (23.73%), United Kingdom (16.88%), France (11.10%), Switzerland (8.81%), Germany (8.48%), Australia (6.86%), Hong Kong (4.08%), Netherlands (3.54%), Spain (2.97%), Sweden (2.61%) and Other (10.94%). The weighting percentages may not sum to 100% due to rounding.
As of March 31, 2019, the EFA Fund’s holding weightings by sector (by percentage) are Financials (18.73%), Industrials (14.19%), Consumer Staples (11.70%), Health Care (11.14%), Consumer Discretionary (10.86%), Materials (7.38%), Information Technology (6.28%), Energy (5.79%), Communication (5.34%), Real Estate (3.82%), Utilities (3.69%) and Cash and/or Derivatives (1.09%).
Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.
Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA”.

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Historical Performance of the iShares® MSCI EAFE ETF
The graph below illustrates the performance of the Reference Asset from June 28, 2009 through June 28, 2019. The dotted line represents the Buffer Level of $59.157, which is equal to 90% of the Initial Level. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the discussion below regarding Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.
Section 1260. There is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A constructive ownership transaction includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain ‘‘passthru entities’’ (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies or “PFICs”). Under the “constructive ownership” rules, if an investment in the Notes is treated as a constructive ownership transaction, any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the net underlying long-term capital gain would be computed in respect of the Notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying passthru entity at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Reference Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly and that the application of the constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as Excess Gain because the Reference Asset is an ETF, the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Reference Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be Excess Gain if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of the Notes after one year could be treated as Excess Gain from a constructive ownership transaction, which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisors regarding the potential application of the constructive ownership rules to an investment in the Notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code) such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” of the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

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Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership” rules of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse),$125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax.  You should consult your tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and The Foreign Account Tax Compliance Act (“FATCA”), discussed below, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. FATCA was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign

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entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and Non-U.S. Holders of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non- U.S. or other taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $995.00 (99.50%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TD Securities (USA) LLC nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. This estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-6. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-6 of this pricing supplement.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on form F‑3 filed by TD on May 24, 2019.

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